UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

M.D.C. HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

March 2, 2009

To Our Shareowners:

You are invited to attend the 2009 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) to be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, April 27, 2009, at 8:00 a.m., Denver time. Following this letter is the formal Notice of the Annual Meeting and a Proxy Statement describing the matters to be acted upon at the Meeting.

We are utilizing the new rules of the Securities and Exchange Commission that allow us to furnish your proxy materials over the Internet. We believe that this will allow us to lower the cost and environmental impact of our annual meeting. More details are included in the materials that follow.

Your vote is important. Please vote promptly, even if you plan to attend the meeting, by following the instructions in the Proxy Statement or in the Notice of Internet Availability of Proxy Materials that was mailed to you.

Sincerely,

Larry A. Mizel
Chairman of the Board

(i)

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF

SHAREOWNERS

To Our Shareowners:

The 2009 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, April 27, 2009, at 8:00 a.m., Denver time. Only shareowners of record at the close of business on February 27, 2009, the record date, will be entitled to vote. At the Meeting, we plan to consider and act upon the following matters:

1.	the election of David E. Blackford and Steven J. Borick as Class III Directors for three-year terms expiring in 2012;

2.	a shareowner proposal, if the proposal is presented at the meeting;

3.	approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; and

4.	such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Our Board of Directors recommends that you for FOR Proposals One and Three and AGAINST Proposal 2.

Important Notice Regarding the Availability of Proxy Materials

for the Shareowner Meeting to Be Held on April 27, 2009:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.proxyvote.com

(ii)

Management and the Board of Directors desire to have maximum representation at the Meeting and request that you vote promptly, even if you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz Secretary

Denver, Colorado

March 2, 2009

(iii)

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

PROXY STATEMENT

ANNUAL MEETING OF SHAREOWNERS

April 27, 2009

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of M.D.C. Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Shareowners of the Company (the “Meeting”) to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237, on Monday, April 27, 2009, at 8:00 a.m., Denver time, and any postponements or adjournments thereof. The Record Date, for determining shareowners entitled to vote at the Meeting, is February 27, 2009. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. Our shareowners are invited to attend the meeting and are encouraged to vote on the matters described in this Proxy Statement.

How are the proxy materials being delivered?

Beginning this year, we are utilizing the new rules of the Securities and Exchange Commission (“SEC”) that allow us to deliver proxy materials to our shareowners on the Internet. Under these rules, we are sending most of our shareowners a one-page Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a full set of proxy materials. If you receive the one-page Notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, the Notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. The Notice also tells you how to vote your proxy card on the Internet and how to request a printed copy of our proxy materials. We expect to mail, or provide the Notice and electronic delivery of, this Proxy Statement, the proxy card and the Notice of Annual Meeting (the “Proxy Materials”) on or about March 2, 2009.

The Company’s 2008 Annual Report on Form 10-K, which includes the Company’s 2008 audited financial statements, accompanies these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials

for the Shareowner Meeting to Be Held on April 27, 2009:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.proxyvote.com

Who is paying for this proxy solicitation?

The Company will pay the cost of solicitation. The Company also will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. In addition to the original solicitation of proxies, solicitations may be made in person, by telephone or by other means of communication by Directors, officers and employees of the Company, who will not be paid any additional compensation for these activities.

Although we presently do not intend to do so, in the event that we retain the services of a proxy solicitation firm to solicit proxies, we would pay all reasonable costs associated with such firm, which we anticipate would not exceed $10,000 plus costs and expenses.

Who is entitled to vote at or attend the Annual Meeting?

Holders of shares of the Company’s common stock, $.01 par value (the “Common Stock”) at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. All shareowners of record and beneficial owners wishing to attend the Meeting must bring with them a government issued picture identification of themselves and check in at the registration desk at the meeting. Beneficial owners must also bring proof of ownership as described below. A list of shareowners of record entitled to vote at the Meeting will be available for examination by any shareowner at the Meeting and for ten days prior to the Meeting at our principal executive offices.

Shareowners of Record.  If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a shareowner of record. As a shareowner of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owners.  If, on the Record Date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in “street name”), or through our 401(k) savings plan, you are the beneficial owner of those shares. The organization holding your account is considered to be the shareowner of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareowner of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the annual meeting. (Legal proxies are not available for shares held through our 401(k) savings plan; you must vote those shares as provided below.) If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date.

How do I vote my shares?

By Telephone or the Internet.  Shareowners can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on April 26, 2009.

By Mail.  Shareowners who requested a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanied the delivery of paper proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Beneficial shareowners (shares held in street name) may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from their broker or other agent, and then completing, signing and dating the voting instruction card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

401(k) Savings Plan.  If your shares are held through our 401(k) savings plan, you will receive the Notice of Internet Availability of Proxy Materials, or copies of the Proxy Materials, and you are entitled to instruct the trustee how to vote the shares allocated to your account following the instructions described above.

At the Meeting.  Shares held in your name as the shareowner of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

What if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice, you hold shares in more than one name or shares in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice that you receive.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy before the Meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareowner of record, you can also revoke your proxy by delivering written notice of revocation to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other agent.

How are votes counted?

Shares of Common Stock represented by properly executed proxy cards, or voted by proxy by telephone or the Internet, and received in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement, AGAINST the shareowner proposal and FOR approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. If you grant a proxy (other than for shares held in our 401(k) savings plan), either of the officers named as proxy holders, Christopher M. Anderson and Michael Touff, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, either of our nominees is not available as a candidate for director, the persons named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

The trustee of the 401(k) savings plan is authorized to vote the shares of Common Stock allocated to participant accounts as directed by the participants. If the 401(k) trustee does not receive voting instructions from a participant, or if instructions are not received in a timely fashion, the trustee will vote the participant’s shares of Common Stock in the same proportions as the participants who affirmatively directed their shares of Common Stock to be voted, unless the trustee determines that a pro rata vote would be inconsistent with its fiduciary duties under the Employee Retirement Income Security Act (“ERISA”). If the trustee makes such a determination, the trustee will vote the Common Stock as it determines to be consistent with its fiduciary duties under ERISA.

The inspector of elections designated by the Company will use procedures consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the voting requirements?

Each share of Common Stock issued and outstanding on the Record Date, other than shares held by the Company or a subsidiary, is entitled to one vote on each matter presented at the Meeting. As of the Record Date, approximately 48,279,000 shares of Common Stock were issued and outstanding and the number of shares of Common Stock entitled to vote was approximately 46,786,000.

The Company’s By-Laws provide that the holders of one-third of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareowners who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors. To be approved, the shareowner proposal and the proposal to approve the appointment of the Company’s auditor each must receive the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

Rules of the New York Stock Exchange (“NYSE”) also determine whether proposals presented at shareowner meetings are “routine” or “non-routine.” If a proposal is routine, a NYSE member organization (“broker”) holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when a proxy is received from a broker and the broker has not voted with respect to a particular matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion. The uncontested proposal to elect directors and the proposal to approve the selection of the auditor are routine proposals under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposals even if no voting instructions are provided by the beneficial owner. The shareowner proposal is a non-routine proposal under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposal only if voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposals and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

Proposal	Vote Required	Effect of Broker Non-Votes, Withhold Votes and Abstentions

Election of Directors	The two nominees who receive the most votes will be elected.	Broker non-votes and withhold votes have no legal effect.

Shareowner Proposal	Affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.

Selection of Auditor	Affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareowners at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the shareowners at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Christopher M. Anderson, the Company’s Senior Vice President, Chief Financial Officer and Principal Accounting Officer, and Michael Touff, the Company’s Senior Vice President and General Counsel.

HOUSEHOLDING OF PROXY MATERIALS

The broker, bank or other nominee of any shareowner who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of the proxy related materials to multiple shareowners sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the shareowners.

In addition, with respect to shareowners of record, in some cases, only one copy of the proxy related materials may be delivered to multiple shareowners sharing an address, unless the Company has received contrary instructions from one or more of the shareowners. Upon written or oral request, the Company will deliver free of charge a separate copy of each of the proxy related materials, as applicable, to a shareowner at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of such materials in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

CORPORATE GOVERNANCE

Director Independence

NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. SEC rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. As permitted by the NYSE listing standards, the Board has adopted the following categorical standards to assist in determining whether a director of the Company (“Director”) is independent:

Unless there exists a material relationship between the Company and a Director of the Company, such Director will be deemed “independent” if:

1.	The Director has not been an employee of the Company, and no immediate family member of the Director has been an executive officer of the Company, within the last three years.

2.

The Director has not received, and no immediate family member of the Director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation paid to the Director for former service as an interim chairman, chief executive officer or other executive officer of the Company, or (c) compensation paid to an immediate family member of the Director as an employee of the Company (other than an executive officer of the Company).

3.

(a) Neither the Director nor an immediate family member of the Director is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is not a current employee of such a firm; (c) the Director does not have an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (d) neither the Director nor an immediate family member of the Director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.

Neither the Director nor an immediate family member of the Director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on the other company’s compensation committee.

5.

The Director is not a current employee, and no immediate family member of the Director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board of Directors also has adopted the following, additional standards of independence with respect to members of the Company’s Audit Committee:

A Director will be deemed “independent” for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, provided:

1.

The Director has not directly or indirectly accepted any consulting, advisory, or other compensatory fee from the Company (or any subsidiary), other than (a) in the Director’s capacity as a member of the Board of Directors and any Board committee, (b) fixed amounts under a retirement plan for prior service or (c) dividends to shareowners.

2.

The Director has not been an “affiliated person” of the Company (or any subsidiary), apart from his/her capacity as a member of the Board or any Board committee. An “affiliated person” means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company.

The foregoing standards are available on the investor relations section of Company’s web site, www.richmondamerican.com.

The Company’s Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the fact that California Bank & Trust, of which Mr. Blackford is the Chief Executive Officer, is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006, as amended, and that Mr. Blackford has no direct or indirect material interest with respect to the credit agreement. The Board determined that each of Messrs. Michael A. Berman, David E. Blackford, Steven J. Borick, Herbert T. Buchwald and William B. Kemper have no material relationship with the Company, each is independent under the rules of the SEC and the NYSE listing standards, each meets the foregoing standards of independence adopted by the Board and each is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

Frequent Meetings of the Board of Directors and Board Committees

For years, the Board of Directors and the Audit Committee generally have held regular monthly meetings and additional meetings as necessary. The other Board committees also hold frequent meetings, as may be necessary. In 2008, the Board, the Audit Committee, the Compensation Committee, the Corporate Governance/Nominating Committee and the Legal Committee held 14, 12, 11, 6 and 10 meetings, respectively. In 2007, they held 12, 12, 12, 6 and 9 meetings, respectively, and in 2006, they held 14, 16, 9, 7 and 9 meetings, respectively.

Asset Management Committee

Even prior to passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the SEC and NYSE corporate governance requirements that followed, the Company had in place an Asset Management Committee (“AMC”). The AMC includes at least one member of our senior management. The AMC generally meets weekly to review all proposed land transactions and other proposed non-land transactions at or above certain thresholds. Land and other transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Lead Director

The Board has designated Herbert T. Buchwald, an independent member of the Board, as Lead Director. Mr. Buchwald is the Chairman of the Audit Committee, a member of the Compensation, Legal and Corporate Governance/Nominating Committees, and is the Company’s Audit Committee Financial Expert. Among other responsibilities, the Lead Director advises the Chairman of the Board as to the quality, quantity and timeliness of the flow of information to permit the independent Directors to effectively and responsibly perform their duties, assists in providing effective corporate governance in the management of the affairs of the Board and the Company, advises the Chairman as to an appropriate schedule of Board and Committee meetings, provides input as to meeting agendas and topics, coordinates and provides guidance to the committee chairmen and independent Directors in the performance of their duties, coordinates the agenda for and presides at executive sessions of the independent Directors, facilitates the process of conducting Committee and Board self-evaluations, acts as a liaison between the independent Directors and the Chairman of the Board, as deemed necessary, and performs such other responsibilities as may be delegated to the Lead Director by the Board from time to time.

Corporate Governance/Nominating Committee

The Board of Directors has established a Corporate Governance/Nominating Committee, consisting of Messrs. Kemper, Buchwald, Berman and Blackford, who serves as its Chairman. Each member of the committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the committee are described in the Corporate Governance/Nominating Committee charter, which is posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. See also “Information Concerning the Board of Directors” below.

Corporate Governance Guidelines

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Equity Ownership Guidelines for Directors

In order to evidence the financial alignment of the Company’s Directors with the interests of the Company’s shareowners, the Corporate Governance/Nominating Committee has established Equity Ownership Guidelines for Directors of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of Common Stock with an acquisition value of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors (currently $48,000 paid $4,000 per month). Each Director is encouraged to achieve this goal within five years of the adoption of the guidelines in March of 2005 and, for any Director who was not serving on the Board at the time the guidelines were adopted, the Director is requested to achieve the goal set forth in the guidelines within five years after election or appointment to the Board.

Regularly Scheduled Executive Sessions of Non-Management Directors

The Company’s corporate governance guidelines provide for the non-management Directors to meet at regularly scheduled executive sessions without management present. All five of the Company’s non-management directors are independent, as discussed above. The Lead Director presides at the executive sessions. In 2008, four executive sessions were held.

Communications with the Board of Directors

Shareowners and other interested parties may contact the independent Directors and the Board of Directors by using the procedures established by the Audit Committee for receipt of complaints and concerns regarding accounting or auditing matters. These procedures are posted under the corporate governance documents in the investor relations section of the Company’s website, www.richmondamerican.com. Alternatively, communications may be sent directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614. Any communications received by the Company’s compliance committee, which come within the purview of a Board committee and/or the Board, will be forwarded to the committee chair or the Lead Director, as applicable.

Committee Charters

Upon the recommendations of the Audit Committee and the Compensation Committee, respectively, the Board of Directors has adopted re-stated charters for those committees, designed to comply with the applicable requirements of the amended NYSE listing standards and SEC regulations. The Board of Directors also has adopted a charter for the Corporate Governance/Nominating Committee and a re-stated charter for the Legal Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Corporate Code of Conduct

For years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company’s compliance program and legal and ethical obligations and conduct themselves accordingly. The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any person who requests a copy by writing to the Corporate Secretary at the address listed above.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Directors and Officers

Certain information, as of February 27, 2009, the Record Date, with respect to the Company’s executive officers (including one former officer), the nominees for election as Directors and the continuing Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner possesses the sole voting and investment power with respect to such shares):

Name of Executive Officer/Director	Number of Shares of Common Stock Owned Beneficially [1]		Percent of Class [2]
Christopher M. Anderson	30,093		*
Michael A. Berman	75,000		*
David E. Blackford	104,000		*
Steven J. Borick	100,500		*
Herbert T. Buchwald	194,673		*
William B. Kemper	132,500		*
David D. Mandarich	3,629,590	(3)	7.6%
Larry A. Mizel	7,372,754	(4)	15.5%
Paris G. Reece III (former officer)	489,192		1.0%
Michael Touff	193,501		*
All executive officers and Directors as a group (10 persons)	12,321,803		24.9%

*	Represents less than one percent of the shares of Common Stock outstanding and entitled to vote.

[1]

Includes, where applicable, shares of Common Stock owned by related individuals or entities over whose shares such person may be deemed to have beneficial ownership. Also includes the following shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $18.47 to $78.89 per share: Michael A. Berman 75,000; David E. Blackford 100,000; Steven J. Borick 100,000; Herbert T. Buchwald 177,575; William B. Kemper 132,500; David D. Mandarich 709,300; Larry A. Mizel 934,300; Paris G. Reece III 278,981; and Michael Touff 69,669. As a group, the executive officers, the former officer and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 2,577,325 shares of Common Stock.

[2]

The percentage shown is based on the number of shares of Common Stock outstanding and entitled to vote as of the Record Date. All shares of Common Stock which the person or group had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person or group.

[3]	Mr. Mandarich has sole voting power and sole investment power over 3,628,647 shares. Mr. Mandarich disclaims ownership of 943 shares owed by his son of majority age.

[4]	Mr. Mizel has sole voting power over 1,057,374 shares, shared voting power over 6,315,380 shares, sole investment power over 1,057,374 shares and shared investment power over 6,315,380 shares.

Ownership of Certain Beneficial Owners

The table below sets forth information with respect to those persons (other than the officers/directors listed above) known to the Company, as of February 27, 2009, to have owned beneficially 5%

or more of the outstanding shares of Common Stock. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially		Percent of Class [1]
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,831,566	[2]	12.5%

Vanguard Windsor Funds 100 Vanguard Blvd. Malvern, PA 19355	2,989,626	[3]	6.4%

[1]	The percentage shown is based on the number of shares outstanding and entitled to vote as of the Record Date.

[2]

Schedule 13G/A filed with the SEC on February 17, 2009 disclosed that: Wellington Management Company, LLP may be deemed to beneficially own 5,831,566 shares and that it has shared voting power over 2,201,138 share and shared dispositive power over 5,798,666 shares.

[3]	Schedule 13G/A filed with the SEC on February 13, 2009 disclosed that: Vanguard Windsor Funds has sole voting power over 2,989,626 shares.

No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which, at a subsequent date, may result in a change in control of the Company.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Nominees of each class serve for terms of three years (unless a nominee is changing to a different class) and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

The Board of Directors consists of seven members, including two Class III Directors whose terms expire in 2009, three Class I Directors whose terms expire in 2010 and two Class II Directors whose terms expire in 2011. At the Meeting, two Class III Directors are to be elected to three-year terms expiring in 2012. The nominees for the Class III Directors are Messrs. David E. Blackford and Steven J. Borick. Both of the nominees presently serve on the Board of Directors of the Company. Based on the recommendation of the Corporate Governance/Nominating Committee, the Board approved the nomination of Messrs. Blackford and Borick for election as Class III Directors.

Unless otherwise specified, proxies will be voted FOR the election of Messrs. Blackford and Borick. Management and the Board of Directors are not aware of any reasons that would cause Messrs. Blackford and Borick to be unavailable to serve as Directors. If Messrs. Blackford and Borick become unavailable for election, discretionary authority may be exercised by the proxy holders named in the proxy to vote for a substitute candidate or candidates nominated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Blackford and Borick as Directors.

Certain information, as of February 27, 2009, the Record Date, with respect to Messrs. Blackford and Borick, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

Name	Age	Positions and Offices with the Company and Other Principal Occupations
NOMINEES:
		Class III Terms Expire in 2009

David E. Blackford	60	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust

Steven J. Borick	56	Director, President and Chief Executive Officer of Superior Industries International, Inc., President of Texakota, Inc. and a General Partner in Texakota Oil Company
CONTINUING DIRECTORS:
		Class I Terms Expire in 2010

Michael A. Berman	58	Chairman, Applied Capital Management

Herbert T. Buchwald	78	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation

Larry A. Mizel	66	Chairman of the Board of Directors and Chief Executive Officer of the Company

		Class II Terms Expire in 2011

William B. Kemper	72	Private real estate investor

David D. Mandarich	61	President and Chief Operating Officer of the Company

Other Information Relating to Directors

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board. None of the business organizations (excluding the Company, HomeAmerican Mortgage Corporation and M.D.C. Land Corporation) are affiliates of the Company.

Michael A. Berman has been a member of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona, since 2002 and served as its chairman from 2002 to date. From 2005 to 2006, he also served as chief executive officer of First Ascent Capital, a financial services firm located in New York. From July 2006 until December 2008, he served as president and chief executive officer of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California. On April 24, 2006, Mr. Berman became a Director of the Company and, on September 27, 2006, he became a director of HomeAmerican Mortgage Corporation (“HomeAmerican”), the Company’s wholly owned mortgage lending subsidiary. Mr. Berman is a member of the Audit, Compensation and Corporate Governance/Nominating Committees.

David E. Blackford has been employed with California Bank & Trust (“CB&T”) since 1998 and in May 2001 he was appointed chairman, president and chief executive officer. Previously, he served CB&T as managing director and as a member of the board of directors and the Senior Loan Committee for Real Estate Finance. Prior to 1998, he served as an executive officer in different financial institutions, including Bank One and Chemical Bank. He joined the Company’s Board of Directors in April 2001. Mr. Blackford is Chairman of the Corporate Governance/Nominating Committee and a member of the Audit Committee.

Steven J. Borick was named president and chief executive officer of Superior Industries International, Inc. effective January 1, 2004. Mr. Borick had been named president and chief operating officer effective January 1, 2003 and, prior to that date, he served as executive vice president of that company. Mr. Borick has been a director of that company since 1981, becoming Chairman of the Board in May of 2007. Superior Industries International, Inc. is a NYSE-listed manufacturer of automobile wheels and suspension parts. Mr. Borick has been president of Texakota, Inc., an oil and gas exploration and development company, and general partner in Texakota Oil Company, a private oil and gas partnership, for the last eleven years. Mr. Borick has been a Director of the Company since April 1987. He is a member of the Legal Committee.

Herbert T. Buchwald has been a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. He is an attorney admitted to practice before federal and state trial and appellate courts in Florida and Colorado. He holds an accounting degree and formerly was a practicing Certified Public Accountant. In addition, Mr. Buchwald has been engaged for over 30 years in the real estate development of residential and commercial properties in Florida, New Jersey and Colorado, serving as chief executive officer of various entities. Mr. Buchwald was appointed to the Company’s Board of Directors in March 1994. He is a member of the Compensation, Legal and Corporate Governance/Nominating Committees, the Chairman of the Audit Committee and the Company’s Lead Director. He also served on the board of M.D.C. Land Corporation (“MDC Land”), a wholly owned subsidiary of the Company, until January 29, 2008.

William B. Kemper has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was president of Gold Crown, Inc., a real estate development company. He also is a director of HomeAmerican. Mr. Kemper has been a Director since January 1972. He is a member of the Audit and Corporate Governance/Nominating Committees and is the Chairman of the Compensation Committee.

David D. Mandarich was elected President and Chief Operating Officer of the Company in June 1999, having previously been elected Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was a Director from September 1980 until April 1989, was appointed a Director in March 1994 and subsequently has continued to serve as a Director.

Larry A. Mizel has served as Chairman of the Board of Directors and the Chief Executive Officer of the Company for more than five years and was elected President of the Company in March 1996. Mr. Mizel resigned as President of the Company in June 1999. Mr. Mizel has been a Director since founding the Company in January 1972. In 2003, Mr. Mizel was elected chairman of the board of the Simon Wiesenthal Center, an international human rights organization.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2008, the Board of Directors held 12 regularly scheduled meetings and two special meetings. The Directors also considered Company matters and had numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2008, all of the Company’s Directors attended 100% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served, with the exception of Mr. Borick who was absent from one Board meeting and one Legal Committee meeting due to illness (he attended 92% of the total number of meetings) and Mr. Kemper who was absent from one Audit Committee meeting (he attended 98% of the total number of meetings). Directors are expected to attend the Company’s annual meeting of shareowners and, to facilitate their attendance, annual meetings typically are scheduled the same day as a monthly Board meeting. In 2008, all of the Directors attended the Annual Meeting.

Audit Committee

The Audit Committee of the Board of Directors consists of Messrs. Berman, Blackford, Kemper and Buchwald, who serves as Chairman. Each member of the Audit Committee is “independent” and “financially literate” in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an “audit committee financial expert” as defined by applicable SEC regulations. The Board believes that his experience and qualifications described above under “Other Information Relating to Directors” qualify him to act as the Committee’s audit committee financial expert.

The Audit Committee met 12 times during 2008. The organization, functions and responsibilities of the Audit Committee are described in the re-stated charter for the Audit Committee, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com. The Audit Committee’s functions include: assisting the Board in its oversight of the Company’s compliance with legal and regulatory requirements, oversight of the Company’s external auditors, review of the Company’s financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies, oversight of the duties of the Company’s internal audit department and consideration of policies with respect to risk assessment and risk management.

Compensation Committee

The Compensation Committee consists of Messrs. Berman, Buchwald and Kemper, who serves as Chairman. During 2008, the Compensation Committee met 11 times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee’s restated charter, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com.

For a discussion of the Company’s compensation philosophy and a description of the Company’s processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Processes and Procedures” and “Compensation Discussion and Analysis” below.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee consists of Messrs. Berman, Buchwald, Kemper and Blackford, who serves as Chairman. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2008, the committee met six times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the committee’s charter, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com. The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and codes of conduct, identification of individuals qualified to become Board members, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees.

Procedures for nominating persons for election to the Board are contained in the Company’s By-Laws and, accordingly, those procedures constitute the Company’s policy with regard to the nomination and consideration of Director candidates recommended by shareowners. The Corporate Governance/Nominating Committee will consider candidates identified by shareowners following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareowners by any shareowner entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareowner’s notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareowner’s notice shall set forth in writing:

(a)	as to each person whom the shareowner proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person,

(ii)	the principal occupation or employment of such person,

(iii)	the class and number of shares of the Company which are beneficially owned by such person and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the

Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

(b)	as to the shareowner giving the notice:

(i)	the name and record address of the shareowner and

(ii)	the class and number of shares of the Company beneficially owned by the shareowner.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareowners, should have experience in appropriate areas and disciplines and that the criteria that should be considered in selecting candidates for the Board include, in addition to applicable requirements of law and of the NYSE, business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board. Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareowner. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have experience in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Legal Committee

The Legal Committee consists of Messrs. Borick and Buchwald, both independent members of the Board of Directors. During 2008, the Legal Committee met 10 times. The Legal Committee provides oversight and review of significant legal affairs of the Company, and it has been active in reviewing legal issues affecting the Company’s business with the Company’s inside and outside counsel. The organization, functions and responsibilities of the Legal Committee are described in the committee’s charter, which is posted in the investor relations section of the Company’s website, www.richmondamerican.com.

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company’s officers, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 (and the rules thereunder) and Item 401 of SEC Regulation S-K, only these officers are deemed to be officers or executive officers of the Company for reporting purposes under those respective legal provisions. The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under “Election of Directors” above. Biographical information for the other executive officers of the Company is set forth below.

Name	Age	Offices Held as of February 27, 2009
Larry A. Mizel	66	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	61	President, Chief Operating Officer and a Director
Christopher M. Anderson	41	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	64	Senior Vice President and General Counsel

Christopher M. Anderson was appointed Senior Vice President—Finance effective July 14, 2008 and Senior Vice President, Chief Financial Officer and Principal Accounting Officer on August 2, 2008. Mr. Anderson also is an officer and director of most of the Company’s subsidiaries.

Prior to joining the Company, Mr. Anderson served from July 2007 to July 2008 as the Senior Vice President of Finance and Corporate Controller, and from February 2005 to July 2007 as Vice President of Finance and Corporate Controller, for Burger King Corporation, a food service provider. While at Burger King Corporation, Mr. Anderson led a finance organization of 150 people in 10 different countries with finance responsibility for international and domestic finance and accounting teams. From May 2002 to February 2005, he was with the Hewlett-Packard Company, a provider of computer products, where he served as Controller and Director of Finance for the North American Commercial PC Division, which supported the sales and marketing organization in North America.

Mr. Anderson succeeded Paris G. Reece III as Chief Financial Officer and Principal Accounting Officer of the Company. Mr. Reece retired as an officer of the Company effective as of the close of business on August 1, 2008. Mr. Reece is continuing to provide services to the Company as a consultant during 2009.

Michael Touff was elected Senior Vice President and General Counsel of the Company in July 1999, having been elected previously as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation. Mr. Touff also is an officer, director or both of several of the Company’s subsidiaries.

COMPENSATION PROCESSES AND PROCEDURES

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, that are competitive with those prevailing in the marketplace and are consistent with shareowner interests. The Committee also administers the Company’s equity and other compensation plans, as they may be amended from time to time. The Committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company’s executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive awards. The Compensation Committee also has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for the four executive officers annually. The base salaries of Mr. Mizel, the Chief Executive Officer, and Mr. Mandarich, President and Chief Operating Officer, were established in accordance with their employment agreements with the Company. These salaries may not be reduced below those for the prior year without the consent of both the executive and the Company. The base salary for Mr. Anderson, Senior Vice President and Chief Financial Officer, was established in accordance with an employment offer letter dated June 13, 2008. The base salary for Mr. Touff was established in the Committee’s discretion, as described below.

For 2008, the amount of the annual performance-based incentive bonus for Messrs. Mizel and Mandarich was determined in accordance with an Amended Executive Officer Performance-Based Compensation Plan (the “Performance-Based Plan”) approved by the shareowners in 2008. The Performance-Based Plan is described below.

The Compensation Committee has discretionary authority to award other compensation to the executive officers and may exercise that authority to award annual bonus compensation outside of the Performance-Based Plan, based on its subjective assessment and determination of the individual’s performance, contributions to the Company and role in achieving the Company’s results and objectives.

The Compensation Committee also has discretionary authority to approve awards of stock options and/or restricted stock to the four executive officers and may exercise that authority based on its subjective assessment and determination of the individual’s performance, contributions to the Company and role in achieving the Company’s results and objectives.

Historically, the Company’s Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director compensation, including retainer and meeting fees. The non-employee Directors receive equity compensation pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors approved by the shareowners in 2001, under which each non-employee Director is granted options to purchase 25,000 shares of Common Stock annually. The options are fully vested and exercisable as of the date of the grant.

The performance based incentive bonus for Messrs. Mizel and Mandarich is determined pursuant to the Performance-Based Plan, which provides for alternative potential performance bonus awards: (1) in the event a Stockholders’ Equity Goal is achieved (if the adjusted pre-tax return on stockholders’ equity for the fiscal year equals or exceeds 10% of stockholders’ equity for that fiscal year) there is a percentage award; or (2) in the event a Performance Goal is achieved, there is a fixed award. The alternative Performance Goal can be achieved if one or more Performance Objectives, approved by the Compensation Committee within the first 90 days of the fiscal year, are reached. Performance Objectives are to be based upon one or more of the criteria listed in the Performance-Based Plan.

If the Stockholders’ Equity Goal is achieved for a fiscal year, the award payable to eligible executives will be equal to the sum of the following percentages:

•	one and one-half percent (1.5%) of the Stockholders’ Equity Goal; and

•	three percent (3.0%) of the amount by which the Company Adjusted Pre-Tax Income exceeds 10% of Stockholders’ Equity.

The formula amount is subject to the Compensation Committee’s authority to reduce the calculated amount, in its discretion. Any amounts to be paid pursuant to the Stockholders’ Equity Goal may be payable, in the Compensation Committee’s sole discretion, in cash, Common Stock or a combination of both, provided that no more than twenty percent (20%) may be payable in Common Stock.

In the event that the alternative Performance Goal is achieved for that fiscal year, the fixed award payable to the eligible executives will be the following:

•	$2,500,000; and

•

60,000 shares of restricted Common Stock of the Company, issued under the Company’s 2001 Equity Incentive Plan, which will vest as to 33-1/3% of the shares each year over three (3) years, commencing on the third anniversary of the date of the award.

If both the Performance Goal and the Stockholders’ Equity Goal are achieved for a fiscal year, the eligible executive will receive the greater of the alternative awards, but not both.

Role of Executive Officers regarding Employee, Executive and Director Compensation

Mr. Mandarich and Mr. Anderson, with the concurrence of Mr. Mizel and the participation of the Company’s benefits personnel, make recommendations to the Compensation Committee with respect to the structure of compensation plans and specific proposals for compensation levels for Company employees other than the executive officers. The resources and processes used by Mr. Mandarich and Mr. Anderson in making these recommendations involve a review of employee performance with respect to established goals and overall Company performance subjectively compared to other public homebuilders and the Company’s business plan.

Mr. Mandarich and Mr. Mizel make specific recommendations to the Compensation Committee with respect to the compensation of the chief financial officer and the chief legal officer and they also communicate proposals with regard to their own compensation. In formulating their recommendations to the Compensation Committee, Messrs. Mandarich and Mizel use the following resources and processes: they review individual performance and contributions to the Company’s results, internal and third-party reports on the Company’s overall operating results, stock price performance and financial position relative to business plan goals and competitor performance. They also assess progress with regard to key Company initiatives, based on internal reporting or independent research and reviews, and management effectiveness in addressing regulatory and legal issues, based on the ultimate resolution of such matters. Further, the compensation proposals reflect the skill and experience of the executives, including their tenure at the Company.

With regard to the establishment of the 2008 Performance Objectives under the Performance-Based Plan, Mr. Mizel conferred with the Compensation Committee regarding the Company’s plans and objectives for the 2008 fiscal year in light of the risks and uncertainties associated with the severe declines being experienced in the homebuilding industry and the constrained availability of home financing in the credit markets.

The Compensation Committee is governed by the employment agreements of the Chief Executive Officer and the President and Chief Operating Officer, respectively, in reaching a determination with respect to their compensation. The Compensation Committee also is governed by the terms of the Chief Financial Officer’s employment offer letter dated June 13, 2008. Company accounting personnel provide financial, historical and comparable data to assist the Committee in reaching its determinations. The Committee also generates its own analytical data and consults with outside professionals, as it deems necessary.

As noted above, the Board exercises its authority to consider and determine Director compensation. The executive officers, other than executive officers who are Directors, do not participate in those determinations.

Role of Compensation Consultants

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. While neither the committee nor the Company has engaged professional compensation consultants, the committee has obtained and considered studies and reports published by professional compensation consulting firms and national financial institutions and engaged outside legal counsel to assist in the process of making its determinations and recommendations.

Processes and Procedures Utilized in Determining 2008 Executive Compensation

Setting Performance Objectives under the Performance-Based Plan. Within the first 90 days of the 2008 fiscal year, the Compensation Committee conferred with the Chief Executive Officer regarding the establishment of Performance Objectives in view of the continuing deteriorating market conditions being experienced in the homebuilding industry. It was recognized that, until the credit markets stabilize and the excess nationwide home inventory begins to decline, the Company would continue to focus, primarily, on the preservation of its financial integrity. The Committee determined to measure the bonus performance for the year based on the Company’s ability to continue to strengthen its balance sheet, conservatively manage risk and implement improvements that will position the Company to take advantage of the opportunities that present themselves upon an eventual turn around in the homebuilding industry.

Accordingly, the Compensation Committee established the following Performance Objectives for the 2008 Performance Goal under the Performance-Based Plan: (1) achieving a minimum ratio of EBITDA to Consolidated Interest Incurred of 1.5 to 1 for the fiscal year ending December 31, 2008; (2) achieving a minimum level of operating revenues or sales of homes in the amount of $1.4 billion; (3) establishing a land option program with yet to be identified third parties who will invest at least $200 million and which will provide sufficient land under option by December 31, 2008 for at least 25% of future home deliveries; (4) achieving a Net Operating Profit for HomeAmerican Mortgage Corporation of at least $2 million for the 2008 fiscal year; and (5) achieving a cumulative positive cash flow for the fiscal year ending December 31, 2008 of at least $250 million adjusted for potential one-time acquisitions or transactions that are not in the ordinary course of business.

Determination of Year-End Compensation. During the fourth quarter of each year, the Compensation Committee performs an extensive review of compensation for the executive officers. This review is the basis for setting the executive officers’ base salaries for the forthcoming year and, for the current year, determining their annual bonuses, including compensation earned under the Performance-Based Plan, and equity awards under the 2001 Equity Incentive Plan.

In connection with its deliberations concerning 2008 executive officer compensation, the Compensation Committee engaged outside legal counsel to advise the Committee, review the documentary materials that was compiled and considered and, in general, oversee the process mandated by applicable law. The Compensation Committee had direct access to the Company’s accounting personnel (minimizing the involvement of the Company’s executive officers), who assembled comprehensive financial data, studies and reports that the Committee requested, including publicly available compensation and performance information data regarding a peer group of publicly held homebuilding companies. While peer data was reviewed and considered by the Committee, it was not used for benchmarking purposes. Rather, the peer group information was used for broad subjective comparisons and not as an objective metric. The homebuilder peer group companies (the “Peer Group”) referred for these purposes include: Lennar Corporation, D.R. Horton, Inc., the Ryland Group, Inc., Toll Brothers, Inc., Hovnanian Enterprises, Inc., Standard Pacific Corp., KB Home, M/I Homes Inc., NVR, Inc., Pulte Homes, Centex Corporation, Meritage Homes Corporation and Beazer Homes, USA. The Committee chose these companies because of their similarities to MDC’s core business and markets, although their structure and business strategies may vary.

In addition, members of the Compensation Committee provided their own input for consideration by the Committee. The Committee conducted a series of four meetings, attended by all the Committee members, beginning in October 2008 and continuing through December 30, 2008, at which time the committee determined the 2008 and 2009 executive officer compensation levels described in the “Compensation Discussion and Analysis” below.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We believe that our ability to retain and motivate executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareowners. Our compensation philosophy, discussed below, recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We endeavor to deliver fair, competitive and adequate compensation to our executive officers.

Compensation Philosophy and Objectives

The Compensation Committee is committed to the promotion of long-term shareowner value. It believes that appropriate compensation of the Company’s four executive officers (“Executive Compensation”), consisting of the Chief Executive Officer (“CEO”), the President and Chief Operating Officer (“COO”), the Senior Vice President and Chief Financial Officer (“CFO”) and the Senior Vice President and General Counsel, the Company’s chief legal officer (“CLO”), furthers this objective.

Philosophically, the Compensation Committee believes that Executive Compensation can best be aligned with the interests of the Company’s shareowners by not only focusing on the short-term performance of the Company, but also considering risk management, financial condition and long-term prospects, giving appropriate recognition to the executive officers’ individual accomplishments and the role each has played in achieving the Company’s results and objectives.

In meeting its goal of maintaining an alignment of Executive Compensation with long-term Company interests, the Compensation Committee has approved compensation to the CEO and COO that includes (1) an annual base salary limited to a financial amount that qualifies for a business expense deduction under Section 162(m) of the Internal Revenue Code; (2) an annual incentive bonus calculated in accordance with the terms of the Performance-Based Plan approved by the shareowners; (3) incentive grants of stock options pursuant to the 2001 Equity Incentive Plan; and (4) other compensation provided by the CEO’s and the COO’s respective employment agreements.

The CFO and CLO historically have been compensated with (1) an annual base salary; (2) a discretionary annual bonus based on Company performance and individual achievements; and (3) incentive awards of restricted stock and stock options pursuant to the 2001 Equity Incentive Plan. The Company’s executive officers have received other compensation customary for executive officers in the homebuilding industry, as described below.

In preparing to make its specific determinations regarding Executive Compensation, the Compensation Committee reviewed and discussed information compiled during the 2008 fiscal year that the Committee believes demonstrates that the award of Executive Compensation is aligned with the long-term interests of the shareowners in the pursuit of increasing shareowner value. The Committee believes that shareholder value reflected in the market value of the Company’s stock continues to be a primary objective of our shareholders. The Committee notes that excessive emphasis on short-term performance is not conducive to the long term interests of the Company or its shareowners. As a result of the emphasis on preserving shareowner value over the long-term, the Committee recognizes the wisdom of the Company’s executive officers in: (a) developing a clear and compelling strategy that discounts the pursuit of short-term gains in favor of focusing on long term opportunities, (b) providing a consistent and disciplined management of risk; and (c) translating this approach into the day-to-day operational, planning, compliance, budgetary and compensation management of the Company.

The Compensation Committee believes that the Company’s executive leadership has demonstrated their ability to continue to excel at meeting their objectives. In an industry that has transitioned from a time of extraordinary home sales levels into a severe downturn, the Company’s executive officers have continued to exhibit effective foresight, vision and discipline in managing risk, specifically, in implementing a strategy that emphasizes reductions in land inventory, strong controls over speculative home inventories, resizing of the Company’s business and continuing reductions in general and administrative expenses. The Committee notes that all three rating agencies, at this juncture, have continued to maintain the Company’s investment grade rating, a status enjoyed by only one other homebuilder.

For 2008, the Committee reviewed the Company’s stock price, recognizing that although it had fallen by approximately 21% during the year, it compared favorably with the stock price of other public homebuilders, in general, which averaged a decline of over 40%.

In evaluating Executive Compensation, the Compensation Committee considers numerous other factors, recognizing that the long-term shareowner interests may not necessarily be entirely or accurately reflected in the closing price of the stock on any particular day (or even during any particular year). While the Committee does not engage in benchmarking, it does subjectively consider a broad spectrum of additional factors, including, but not limited to, the Company’s performance and achievements; the role, leadership and accomplishments of the executive officers; the national and regional economic trends and conditions affecting the Company’s financial condition; and the performance and compensation of the Peer Group executive officers.

Elements of Compensation

Base salaries, annual performance bonuses and long-term equity incentives are the primary compensation elements utilized by the Company to incentivize our executive officers to deliver maximum performance and enhanced value to our shareowners. In addition, our executive officers also receive other benefits, as outlined below. The Compensation Committee does not have a specific formula for allocating compensation among the various elements. Rather, the Committee subjectively considers a compensation package for each executive officer, as a whole, that it believes to be fair and reasonable and in accordance with shareowner interests.

Messrs. Mizel and Mandarich, our CEO and COO, respectively, have been retained by the Board to jointly supply the vision, leadership and judgment that guide the Company to the success it has enjoyed, providing business strategy, fiscal responsibility and management of risk. As two of the most highly experienced executive officers in the homebuilding industry, they are invaluable to the Company in the pursuit of maintaining and increasing shareowner value. The CFO and CLO, in turn, are responsible for developing the policies, procedures and mechanisms for implementing the strategic direction of the Company set by the CEO and COO. Accordingly, the CEO and COO are compensated at a significantly higher level than the other executive officers.

Internal Revenue Code Section 162(m) (“Section 162(m)”) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid for any fiscal year to the “principal executive officer” and the three most highly compensated executive officers other than the “principal executive officer” and the “principal financial officer” (thus it appears that the “principal financial officer” is excluded from the covered employee group). In order to encourage executive compensation that is linked to performance, the statute exempts qualifying performance-based compensation if specific requirements are met. The Compensation Committee generally seeks to structure Executive Compensation to comply with the exemption requirements of Section 162(m), and it sought to do so this year. However, the Committee recognizes the need for flexibility in determining compensation levels that are not directly linked to the financial performance of the Company. Therefore, it may from time-to-time provide discretionary compensation that is not deductible when it believes it is in the interest of the Company and its shareowners.

Base Salary

The base salary for each of our executive officers provides the foundation for a fair and competitive compensation opportunity. The objective of the base salary is to provide a fixed element of total Executive Compensation in light of competitive compensation practices. The base salary rewards the executive’s core competence in the executive’s role relative to skills, experience and contributions to the Company, without any specific connection to the financial performance of the Company. The Compensation Committee chooses to award the base salary so that the executive has the assurance of a minimum base level of compensation in light of the executive’s qualifications and to retain the services of the executive.

The base salaries of Messrs. Mizel and Mandarich have been established pursuant to their employment agreements with the Company. The base salary may not be reduced below the base salary for the prior year without the consent of both the executive and the Company. Mr. Anderson’s starting base salary was established pursuant to the terms of his employment offer letter.

The Compensation Committee reviews and establishes the base salaries for all of the executive officers annually. For Messrs. Anderson and Touff, the Committee considers the salary recommendations provided by Messrs. Mandarich and Mr. Mizel. For Messrs. Mizel and Mandarich, the Committee establishes base salaries in accordance with the provisions of their employment agreements. Except as limited by provisions contained in the employment agreements of Messrs. Mizel and Mandarich and Mr. Anderson’s employment offer letter, the determination of base salaries is a subjective assessment by the Committee of an appropriate base salary level based on the following factors as a whole:

•	Base salary levels for comparable positions in the Peer Group
•	Length of service
•	Individual and prior Company performance
•	Compensation studies
•	Tax considerations under Section 162(m)

Through the foregoing analysis, the Compensation Committee determined to keep the four continuing executive officers’ 2009 base salaries unchanged from the 2008 levels. The Committee believes that these base salary amounts are appropriate in light of the various factors it considered in making the specific base salary determinations.

This compensation element is a base level of compensation, in addition to which other compensation is paid to provide incentives for the executive’s performance and to support the executive in focusing on the success of the Company and maximizing shareowner value.

Annual Bonus

The objective of the cash and restricted stock bonuses we paid was intended to reward our executive officers for their individual accomplishments and for the Company’s overall performance during the past year and to provide an incentive for future performance.

For 2008, the annual bonus for our CEO and our COO was governed by the Performance-Based Plan. Specifically, the Compensation Committee determined that the Stockholders’ Equity Goal (described above) was not achieved and that the alternative Performance Goal (also described above) was achieved by attainment of one or more of the following three Performance Objectives: (i) accomplishment of a minimum level of operating revenues or sales of homes in the amount of $1.4 billion; (ii) achievement a net operating profit for HomeAmerican Mortgage Corporation of at least $2 million for the fiscal year ending December 31, 2008; and (iii) achievement of a cumulative positive cash flow for the fiscal year ending December 31, 2008 of at least $250,000,000, adjusted for potential one-time acquisitions or transactions that were not in the ordinary course of business. Accordingly, each of the CEO and COO was awarded a cash bonus in the amount of $2.5 million and 60,000 shares of restricted stock under the 2001 Equity Incentive Plan. The Performance-Based Plan was approved by the shareowners at the last annual meeting and the amounts paid to each of the CEO and COO in cash and restricted stock are expected to be tax deductible by the Company in accordance with Section 162(m).

For 2008, the Compensation Committee awarded discretionary bonuses to our CFO and CLO. The Compensation Committee has chosen to award bonuses to these two individuals that are not based upon pre-set criteria pertaining to matters for which they may be responsible to control. Although the use of shareowner approved criteria could qualify for Section 162(m) deductibility, the Compensation

Committee believes it is not in the best interests of the Company or its shareowners in light of the positions held by these individuals. Instead, the Committee awarded discretionary bonuses for Messrs. Anderson and Touff based on their successful accomplishments, respectively, with regard to their leadership and execution of the strategic policies and risk profile established by the CEO and COO and their competence in addressing the challenges and issues confronted by the Company in the course of 2008. The Committee also considered the bonus amounts previously paid (in the case of Mr. Touff), Mr. Anderson’s employment offer letter and, in general, bonus levels being awarded by the Company’s Peer Group. The discretionary bonus awarded to our CFO was in addition to the $200,000 sign-on bonus paid pursuant to the terms of his employment offer letter.

The determination of the discretionary bonus amount for each of our CFO and CLO was a subjective assessment and determination by the Committee of an appropriate bonus based on the factors discussed above, as a whole. The Committee chose to pay these amounts to reward each individual’s accomplishments in light of the results achieved by the Company, and as a continuing incentive for their performance.

Equity-Based Compensation

In conjunction with their base salary and bonus compensation for current performance, our executive officers are eligible for equity incentives under the Company’s shareowner approved 2001 Equity Incentive Plan.

The purpose of MDC’s 2001 Equity Incentive Plan is to grant those selected for participation in the plan, including the executive officers, with meaningful long-term incentives to continue in the service of the Company and create a direct, personal interest in the future success of the Company by linking their incentive compensation to increases in shareowner value. The capacity to award stock options and restricted stock has been a valuable tool in providing a financial incentive that attracts, retains and motivates some of the Company’s most qualified employees.

The Compensation Committee typically awards stock options and restricted stock subject to continued employment and future vesting requirements in order to incentivize the employee over the long term. All of the stock options and restricted stock awarded to executive officers in 2008 were subject to future vesting requirements.

For 2008, our CEO and COO were granted stock options under the 2001 Equity Incentive Plan, in addition to the restricted stock awarded under the Performance-Based Plan. The options vest and become exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant on condition that the executive officer is employed on that date. In addition, the exercise price for half of the options awarded to the CEO and COO were set at an exercise price ten percent (10%) higher than the closing stock price on the date of the grant.

In 2008, our CFO and CLO were awarded both stock options and restricted stock under the 2001 Equity Incentive Plan and, for our CFO, in accordance with his employment offer letter. The options vest (become exercisable) as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant if the executive officer is employed on that date. The restricted stock will vest (the restrictions on the stock will lapse) as to 25% of the shares each year over four years, beginning on the first anniversary of the date of the award on condition that the executive officer is employed on that date.

The Compensation Committee considers the accounting impact of equity-based compensation when evaluating potential awards to the executive officers, including the Black-Scholes option pricing model. The stock options were granted at an exercise price that equaled or exceeded the closing price of the Common Stock on the date of the grant. The restricted stock awarded to the CFO and CLO was valued at the closing price of the Common Stock on the date of grant.

The Compensation Committee chose to grant the stock options and the CFO/CLO restricted stock, in its discretion, to provide a long-term incentive for our executive officers that align their interests with growth in shareowner value. The Committee determined the amount of each award considering their individual accomplishments during 2008, the deemed value of the executive officer to the future welfare of the Company, the meaningfulness of the grant to the executive officer, the level of prior grants, the amount of awards made to executive officers by the Company’s Peer Group in the homebuilding industry, the terms contained in the CEO and COO employment agreements and the CFO employment offer letter and the level of other compensation earned by the Company’s executive officers.

The determination of this equity-based compensation was a subjective assessment and determination by the Committee of an appropriate level of equity compensation based on the factors identified above as a whole. The Committee also believes it has established a balanced level of compensation in cash and long-term equity for each of its executive officers that provides a rewarding, competitive and meaningful incentive in alignment with shareowner interests.

Other Compensation

Other compensation received by our executive officers consists of the matching contributions paid under the Company’s 401(k) savings plan (on the same basis as received by all other participants in that plan), dividends on restricted stock, accrued vacation time, as well as executive personal benefits consisting of: for the CEO and COO, automobile allowances, club dues, financial planning services, non-business use of Company aircraft and supplemental health insurance; for the CFO, reimbursement of relocation expenses grossed-up for taxes, an automobile allowance, a $10,000 annual allowance for executive perquisites and supplemental health insurance; and for the CLO, an automobile allowance and supplemental health insurance. Under the employment agreements with our CEO and COO, as restated effective August 1, 2008, the CEO and COO received payment in lieu of all vacation days accrued prior to 2000 and the following personal benefits were eliminated on a going-forward basis: automobile allowances, club dues and financial planning services.

The Board of Directors of the Company has determined that it is in the best interests of the Company for its CEO and its COO to utilize the Company’s aircraft for non-Company business purposes, when the aircraft is not being employed in the ordinary course of Company business. Essentially, the entire incremental expense for the non-business use of the aircraft is reimbursed to the Company. The Company has leased the aircraft to these executive officers on a non-exclusive basis when the aircraft is not required for Company business. The lease agreements, copies of which have been filed with the SEC, require the officers to pay designated expenses incurred by the Company for each flight. The Incremental Expenses, as defined in the lease agreements, constitute the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). At the end of 2007, our CEO and COO had credit balances of $31,000 and $16,000, respectively, deposited with the Company for future non-business aircraft use. During 2008, they deposited additional amounts with the Company, in advance, of $535,000 and $60,000, respectively. They incurred $429,000 and $30,000, respectively, in actual lease payments for 2008. Accordingly, they had a credit balance at the end of the year of $137,000 and $46,000, respectively. To the extent the fair market value for use of the aircraft exceeded the lease payments, taxable income was imputed to the executive officer. In the event seats on the aircraft being operated on a business flight were occupied by passengers for non-business purposes, taxable income was imputed to the executive officer based on the Standard Industry Fare Level (“SIFL”) regulations of the Internal Revenue Service. In addition, the executive officers are charged for the federal excise tax for payments made with regard to their non-business use of the aircraft.

The objective of these benefits is to provide conveniences to the executive officers that promote their health and welfare, allow them to more efficiently use their time and to support them in effectively contributing to the success of the Company at a relatively low cost to the Company.

Compensation of Former Chief Financial Officer

Paris G. Reece III, the previous Chief Financial Officer, retired as an officer of the Company effective at the close of business on August 1, 2008 and ceased to be an employee as of the close of business on December 31, 2008. Mr. Reece remains as a consultant to the Company during 2009.

Following Mr. Reece’s announcement in February 2008 that he would be retiring as an officer of the Company, the Company and Mr. Reece entered into an Employment and Consulting Agreement, dated April 10, 2008, for Mr. Reece to continue to provide services to the Company on a more limited basis. The Compensation Committee approved this agreement as an appropriate method of retaining Mr. Reece’s services and incentivizing him to assist in the transition of his responsibilities to his successor.

Under the terms of Mr. Reece’s Employment and Consulting Agreement, he continued to receive his same base salary, as approved by the Compensation Committee in 2007, until the date of his retirement as an officer. Thereafter, while he remained as a non-officer employee of the Company until December 31, 2008, Mr. Reece received a gross salary of $20,000 per month. Under the terms of Mr. Reece’s Employment and Consulting Agreement, Mr. Reece was paid a pro-rated annual bonus for 2008 along with payment for vacation time. Pursuant to the terms of his Employment and Consulting Agreement, Mr. Reece received, in addition to a 401(k) matching contribution and dividends on restricted stock, an automobile allowance, club dues and, upon the termination of his employment, the payout of his unused vacation time.

Mr. Reece was not granted any new equity awards in 2008. Under the terms of his Employment and Consulting Agreement, on December 31, 2008, Mr. Reece became fully vested in all his unvested shares of restricted stock.

Employment Agreements – Messrs. Mizel and Mandarich

The Company entered into employment agreements with Mr. Mizel and Mr. Mandarich effective October 1, 1997, and restated as of February 26, 2003. The agreements were further restated as of August 1, 2008. The agreements provide for the executives’ continued employment with the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The agreements specify a minimum base salary, incentive compensation and medical benefits during the executive’s employment as well as payments and medical benefits upon the executive’s retirement, disability or termination. Material terms of the employment agreements are summarized below.

Employment Term: The initial term of the agreements continues through December 31, 2010. Thereafter, the agreements automatically extend for two-year terms unless (1) the Company or the executive elects to terminate by six months written notice, or (2) the executive is terminated earlier.

Base Salaries: Mr. Mizel’s base salary may not be less than $1,000,000 per year. Mr. Mandarich’s base salary may not be less than $830,000 per year. The base salary for the executive may only be reduced below his prior year’s base salary with the consent of the executive and the Company.

Incentive Compensation: The Company pays the executive annual incentive compensation pursuant to incentive compensation plans, which are performance-based plans. Details of the incentive plans are described more fully in “Compensation Processes and Procedures” and “Compensation Discussion and Analysis – Elements of Compensation” above.

Retirement Benefits: The Company will pay the executive a retirement benefit that will continue for the duration of the executive’s life. The present retirement benefit is $700,000 per year for Mr. Mizel and $581,000 per year for Mr. Mandarich. Upon completion of the initial term on December 31, 2010, the retirement benefit will be $1 million per year for Mr. Mizel and $881,000 per year for Mr. Mandarich. Thereafter, the annual benefit amount for each will increase by $333,333.33 with the completion of each two year additional term up to an annual benefit not to exceed $2 million for Mr. Mizel and $1.881 million for Mr. Mandarich. The annual retirement benefit will be $2 million, for Mizel, and $1.881 million, for Mr. Mandarich, if the executive’s employment is terminated by the executive’s death or his disability, by the Company without cause or by the executive following a change in control or a material change in the executive’s position. See “Pension Benefits at December 31, 2008” below.

If either executive dies after his retirement benefit payments have begun, the Company will continue to pay the retirement benefit to his beneficiary for five years after the date the payments began. If the executive dies before his retirement benefit payments have begun, the Company will pay the retirement benefit to his beneficiary for five years.

Medical Insurance Benefits: The Company provides medical insurance benefits to Messrs. Mizel and Mandarich for the duration of their lives. This applies to each of them while he is employed and for the rest of his life after employment. The medical insurance coverage and benefits are at least comparable to those provided to the executive at the time the agreement was signed. The medical insurance benefits also provide comparable coverage for: the executive’s spouse for the duration of the executive’s life and, if she survives the executive, for an additional sixty months after his death.

Long Term Disability Benefits: The Company will provide the executive with long-term disability benefits. Under the benefits, the annual after-tax amount received by the executive would equal the after-tax amount of his base salary for the year in which he becomes disabled. This long-term disability benefit would be paid monthly until the earlier of the end of the executive’s disability, prior to his becoming totally disabled, or the date his retirement benefit begins. If the executive dies or becomes totally disabled during his employment, he or his estate will be entitled to receive all benefits earned under his performance-based plan and equity plans.

Vacation: The executive is entitled to receive six weeks of vacation each year without carryover from year to year.

Termination for Cause: The executive may be terminated for cause, as defined in their employment agreements. If either is terminated for cause, he will only be entitled to his base salary earned through the date of termination and will not be entitled to any other amounts under his employment agreement.

Termination Without Cause: If the executive is terminated without cause he will be entitled to receive:

•	an amount equal to his aggregate base salary during the three years prior to his termination;

•	an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination; and

•	the retirement benefit payable under the employment agreement, beginning on the date of termination.

In addition, the executive’s options and other rights under the equity plans would vest immediately and the executive, his spouse and his dependents would be entitled to continued medical benefits. Under the employment agreements, termination without cause includes the Company’s election not to extend the term of the employment agreement and the Company’s termination of the Performance-Based Plan.

Change in Control Provisions: If a change in control of the Company occurs, all of the options, dividend equivalents and other rights granted to Messrs. Mizel and Mandarich under the equity plans and other Company plans would accelerate and become exercisable immediately before the occurrence of the transaction that caused the change in control. If the transaction is not completed, the options would remain subject to the restrictions to which they were originally subject.

If the executive has not already been terminated, he can terminate his employment within two years after a change in control or within thirty days of a material change. If the executive terminates his employment due to a change in control, then:

•	he will receive the amounts discussed above that are payable if he were terminated without cause;

•	he will be entitled to the accelerated vesting of options and rights; and

•

if the change in control involved a two-tier tender offer, at the executive’s election the Company will either: (1) pay the executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier; or (2) adjust the option terms to provide the executive with an equivalent value.

If the executive terminates his employment due to a material change, or the Company terminates his employment without cause within two years of a change in control, then he will receive:

•	an amount equal to his aggregate base salary during the three years prior to his termination; and

•	an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination.

If the executive terminates his employment due to a change in control or a material change, or the Company terminates his employment without cause, then he will receive, with respect to the retirement benefit, a lump sum cash payment equal to the present value of the annual benefit of $2 million, for Mizel, and the annual benefit of $1.881 million, for Mr. Mandarich.

Excess Parachute Payments: Certain payments that Messrs. Mizel and Mandarich may receive could be subject to an excise tax as an “excess parachute payment” under the Internal Revenue Code. This could occur following a change in control, a material change, or through other payments made to the executives. In their employment agreements, Messrs. Mizel and Mandarich have agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as “excess parachute payments.”

Change in Control and Material Change Defined

A “change in control,” which is defined more fully in the employment agreements, occurs when:

•

a report on Schedule 13D is filed with the SEC that discloses that any person is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•

any person purchases securities through a tender offer or exchange offer if after the offer is completed the person in question is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•	the Company’s shareowners approve a consolidation or merger after which the Company would not be the continuing or surviving corporation;

•	the Company’s shareowners approve a consolidation or merger in which shares of Company’s Common Stock would be converted into cash, securities or other property;

•	the shareowners approve any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or

•

the majority of the Board of Directors ceases to be composed of Directors who were on the Board at the beginning of any twelve-month period. However, it will not be a change in control if the election or nomination of each new director was approved by the vote of two-thirds of the Directors in office who were directors at the beginning of that twelve month period.

A “material change,” which is defined more fully in the employment agreements, occurs when:

•	the Company makes certain adverse changes in the executive’s reporting relationship, titles, functions or duties;

•	the Company terminates the Performance-Based Plan or amends it to provide for reduced payments to the executive;

•	the Company assigns or reassigns the executive, without his written permission, to another place of employment 50 miles or more from his residence;

•

the Company reduces the executive’s base salary, annual incentive compensation, retirement benefits, long-term incentive compensation, or the manner in which the compensation is determined, or breaches the employment agreement; or

•	a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the employment agreements.

See “Potential Payments Upon Termination or Change in Control” below for additional information.

Certain Other Change in Control Agreements

Messrs. Anderson and Touff (each, an “Employee”) have entered into change in control agreements with the Company. The agreements are effective July 14, 2008, for Mr. Anderson, and July 30, 2008, for Mr. Touff and terminate on the earlier of termination of the Employee’s employment or December 31, 2010. Unless either party elects by notice in writing delivered to the other by September 30, 2010, or at least 90 days prior to December 31 of each subsequent year, the term of the agreement will be renewed automatically for successive one-year terms. In addition, if an agreement has not been terminated prior to a change in control (as defined below), upon a change in control, the term of the agreement will extend automatically for two years following such Change in Control.

For purposes of the agreements, the definition of change in control is generally the same as the definition in the description of the employment agreements above, except that the applicable percentage threshold for beneficial ownership of outstanding securities of the Company is 50% rather than 20%.

For purposes of the agreements, a change in control event occurs if a change in control is followed by a material change within two years. A material change is defined in the agreements to occur if:

•	the Employee’s employment is terminated without cause (as defined in the agreements);

•	the Company makes certain adverse changes in the executive’s reporting relationship, titles, functions or duties;

•

the Company assigns or reassigns the executive, without his written permission, to another place of employment more than 30 miles, in the case of Mr. Anderson, or 50 miles, in the case of Mr. Touff, from his residence;

•

the Company reduces the executive’s base salary, annual incentive compensation, retirement benefits, long-term incentive compensation, or the manner in which the compensation is determined unless the reduction applies to the ten officers of the Company having the highest annual base salaries; or

•	a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the employment agreements.

Pursuant to the agreements, if a change in control event occurs, the Employee may elect within 90 days after the change in control event to terminate the Employee’s employment, if not previously terminated by the Company, and to receive a change in control payment. For Mr. Anderson, the change in control payment equals the sum of the Employee’s base salary, in effect immediately prior to the change in control event, plus the amount of the Employee’s target annual bonus for the current year. For Mr. Touff, the change in control payment equals two times the sum of (i) the Employee’s base salary, in effect immediately prior to the change in control event, plus (ii) the amount of the Employee’s last regular annual bonus, provided that the amount of the annual bonus shall not exceed 50% of the Employee’s annual base salary in effect immediately prior to the change in control event.

If a change in control event occurs, the Employee also would be entitled to continue to participate in the Company’s employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided to the Employee prior to the change in control event for a period of twelve months after the date of termination of the Employee’s employment.

If a change in control as defined above occurs, all options, dividend equivalents and other rights granted to the Employee under any Company equity incentive plan shall be accelerated and become exercisable immediately prior to the closing of the change in control. If the change in control is not concluded, the Employee’s election to exercise such options and other rights shall be of no effect and the Employee’s options shall remain subject to their original restrictions.

Mr. Anderson’s change in control agreement also provides that, if the Company should terminate his employment other than for cause (as defined in the agreement) under circumstances where he would not be entitled to the change in control payment described above, then he would receive an amount equal to his annual base salary plus his target annual bonus.

Any amounts payable pursuant to the change in control agreement are in addition to any payments otherwise payable to the Employee pursuant to any agreement, plan or policy of the Company. Certain payments that the Employees may receive could be subject to an excise tax as an “excess parachute payment” under the Internal Revenue Code. This could occur following a change in control or a change in control event, either alone or together with other payments made to the Employee. In their agreements, Messrs. Anderson and Touff have agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as “excess parachute payments.”

See “Potential Payments Upon Termination or Change in Control” below for additional information.

The Compensation Committee believes that the potential payments in these limited change in control circumstances fit well within the Company’s overall compensation philosophy. The termination and change in control payments are calculated based on the base salaries and the annual bonuses paid to these executive officers. The Committee believes that the long term interests of our shareowners are aligned with the executive officers in that their compensation is, in turn, aligned with the success of the Company. The potential change of control compensation varies with the compensation previously paid to the executive, affords stability to the Company’s leadership and is consistent with the philosophy of the Committee to provide compensation that assures retention, incentive and reward to the executive team.

Employment and Consulting Agreement – Mr. Reece

Following the announcement that Mr. Reece would be retiring as an officer, the Company entered into an employment and consulting agreement with Mr. Reece, effective April 10, 2008, under which Mr. Reece agreed to continue to provide services to the Company on a limited basis.

Continued Employment: Under the agreement, Mr. Reece continued to serve as an officer of the Company until he retired as an officer at the close of business on August 1, 2008. During his continued employment as an officer, Mr. Reece received the same compensation and benefits that he had been receiving. Upon his retirement as an officer, Mr. Reece was paid a pro-rated bonus for 2008, his accrued and unused vacation time and a lump sum payment of $17,877.

Following his retirement as an officer, Mr. Reece continued as a Company employee with duties not to exceed 10 hours per week. His employment terminated at the close of business on December 31, 2008. For this service, Mr. Reece received a salary of $20,000 per month, continued vesting in the Company’s 401(k) plan, the 401(k) matching contribution for 2008, continued vesting in his equity awards, use of a club membership and continued insurance coverage available to non-officer employees of the Company. He did not receive any other employer provided benefits, such as vacation. At the termination of his employment, Mr. Reece became fully vested in all unvested shares of restricted stock previously awarded to him and the Company assigned to Mr. Reece the club membership, with Mr. Reece paying any assignment fees.

Continued Services as Consultant: Under the agreement, Mr. Reece is providing consulting services to the Company from January 1 through December 31, 2009, with duties not to exceed 10 hours per week. For these services, Mr. Reece is being paid $20,000 per month and is entitled to be reimbursed for reasonable out of pocket expenses.

Confidentiality, Non-Solicitation and Non-Compete: Mr. Reece has agreed that he will take all reasonable precautions to protect the Company’s confidential information, continuing through December 31, 2010 he will not attempt to induce any employee to leave the Company and continuing through December 31, 2009 he will not participate in any business that builds and sells single family homes in the markets where the Company operates and that substantially competes with the Company.

Other Agreements: The agreement replaced any other agreements or programs that might provide benefits to Mr. Reece, other than indemnity obligations to which Mr. Reece is entitled and vested stock options. Accordingly, all other agreements or programs were cancelled as to Mr. Reece, including his change-in-control agreement.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of five executive officers for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006. This includes Mr. Reece, a former officer who retired during 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)	Total ($)
Larry A. Mizel, Chairman and CEO	2008	$1,000,000	N/A	$455,547	$4,132,749	$2,500,000	$575,046	$670,821	$9,334,163
	2007	$1,000,000	$2,000,000	$14,936	$3,707,354	-0-	$213,962	$317,615	$7,253,867
	2006	$1,000,000	N/A	N/A	$4,061,000	$9,606,169	$353,140	$324,323	$15,343,633

David D. Mandarich, President and Chief Operating Officer	2008	$830,000	N/A	$455,547	$4,132,749	$2,500,000	$1,329,735	$904,029	$10,152,060
	2007	$830,000	$2,000,000	$14,936	$3,707,354	-0-	$178,839	$75,058	$6,806,187
	2006	$830,000	N/A	N/A	$4,061,000	$9,606,169	$292,277	$78,142	$14,867,588

Christopher M. Anderson, Senior Vice President, Chief Financial Officer and Principal Accounting Officer	2008	$199,039	$400,000	$104,074	$63,182	N/A	N/A	$348,149	$1,114,444

Michael Touff, Senior Vice President and General Counsel	2008	$353,279	$281,250	$46,516	$660,966	N/A	N/A	$54,898	$1,396,909
	2007	$353,000	$281,250	$51,845	$586,495	N/A	N/A	$21,494	$1,294,084
	2006	$353,000	$375,000	$81,000	$536,000	N/A	N/A	$21,996	$1,366,996

Paris G. Reece III, Former Executive Vice President, Chief Financial Officer and Principal Accounting Officer	2008	$372,325	$382,561	$182,891	$(554,469)[4]	N/A	N/A	$164,715	$548,023
	2007	$440,000	$652,500	$117,722	$1,379,108	N/A	N/A	$33,981	$2,623,311
	2006	$440,000	$870,000	$109,000	$1,376,000	N/A	N/A	$30,792	$2,825,792

[1]

The amounts shown in the “Stock Awards” column and the “Option Awards” column represent the compensation cost recognized in the year noted for each of the executive officers with respect to such awards, as provided in SFAS 123(R). For a description of the assumptions used in valuing the awards, please see Note 15 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Please see the “Grants of Plan-Based Awards” table below for more information about the awards granted in 2008.

[2]

These non-equity incentive plan compensation amounts were paid in cash in January or February following the year indicated in accordance with the terms of the shareowner approved Executive Officer Performance-Based Compensation Plan, as amended. For a description of the amounts for 2008, please see “Scope of Authority of Compensation Committee” above.

[3]

This reflects the aggregate change for the year noted in the actuarial present value of accumulated Retirement Benefits and Medical Insurance Benefits provided for under Messrs. Mizel’s and Mandarich’s respective employment agreements.

[4]

During 2008, the Company recorded a net reduction to stock-based compensation expense in its Consolidated Financial Statements as the Company previously had recorded expense associated with stock option awards to Mr. Reece that no longer would vest as a result of the terms of Mr. Reece’s employment and consulting agreement dated April 10, 2008.

All Other Compensation

The table below provides a breakdown of all other compensation for 2008 for the executive officers:

Name	Non-Business Use of Aircraft		Financial Planning Services[1]	Club Dues[1]	Automobile Allowance[1]	Dividends on Restricted Stock	401(k) Matching Contributions	Accrued Vacation Payment		Other		Total
Larry A. Mizel	-	[2]	$10,000	$7,840	$7,385	$60,000	$7,750	$418,846	[4]	$159,000	[5]	$670,821
David D. Mandarich	-	[3]	$10,000	$6,520	$7,385	$60,000	$7,750	$812,374	[4]	-		$904,029
Christopher M. Anderson	-		-	-	$2,621	$12,500	-	-		$333,028	[6]	$348,149
Michael Touff	-		-	-	$6,000	$1,744	$7,750	-		$39,404	[7]	$54,898
Paris G. Reece III	-		-	$9,480	$3,692	$3,487	$7,750	$140,306	[8]	-		$164,715

[1]

Under the terms of their employment agreements, restated as of August 1, 2008, the following personal benefits were eliminated for Messrs. Mizel and Mandarich on a going-forward basis: automobile allowance, club dues and financial planning services.

[2]

The incremental costs of non-business use of the Company’s aircraft are calculated as the total variable operating costs directly associated with non-business trips, in the amount of $372,000, offset by $429,000 in reimbursements made by Mr. Mizel to the Company.

[3]

The incremental costs of non-business use of the Company’s aircraft are calculated as the total variable operating costs directly associated with non-business trips, in the amount of $20,000, offset by $30,000 in reimbursements made by Mr. Mandarich to the Company.

[4]

Under the terms of the executive’s employment agreement, restated as of August 1, 2008, the executive received payment in this amount in satisfaction of all unpaid vacation days that the executive had accrued prior to January 1, 2000.

[5]	This amount represents travel expenses incurred by the Company in support of Mr. Mizel’s service to not-for-profit organizations as approved by the Company’s Board.

[6]	During 2008, the Company reimbursed Mr. Anderson for relocation expenses totaling $196,841 and for taxes associated with paying the relocation expenses totaling $136,187.

[7]	Vacation accrued in 2008.

[8]	Vacation time paid to Mr. Reece in connection with his termination of employment.

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table sets forth certain information with respect to stock and option awards granted to our executive officers under the shareowner-approved 2001 Equity Incentive Plan during the fiscal year ended December 31, 2008. Please see “Employment Agreements” above for a description of the material terms of Mr. Mizel’s and Mr. Mandarich’s employment agreements, and “Equity-Based Compensation” above for a description of the 2001 Equity Incentive Plan.

		Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Target (#)
Larry A. Mizel	12/30/2008	90,000	[1]	$29.45	$905,535
Larry A. Mizel	12/30/2008	90,000	[2]	$32.40	$858,258
David D. Mandarich	12/30/2008	90,000	[1]	$29.45	$905,535
David D. Mandarich	12/30/2008	90,000	[2]	$32.40	$858,258
Christopher M. Anderson	07/14/2008	50,000	[3]	$35.50	$666,445
Christopher M. Anderson	07/14/2008	25,000	[4]	N/A	$869,000
Christopher M. Anderson	12/30/2008	70,000	[1]	$29.45	$704,305
Christopher M. Anderson	12/30/2008	5,093	[5]	N/A	$149,989
Michael Touff	12/30/2008	30,000	[1]	$29.45	$301,845
Michael Touff	12/30/2008	1,018	[5]	N/A	$29,980
Paris G. Reece III	N/A	N/A		N/A	N/A

[1]

This option, granted on December 30, 2008, is exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates. The exercise price is $29.45, the closing price of the Common Stock on the NYSE on the date of grant.

[2]

This option, granted on December 30, 2008, is exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates. The exercise price is 110% of $29.45, the closing price of the Common Stock on the NYSE on the date of grant.

[3]

This option, granted on July 14, 2008, is exercisable as to 33-1/3% of the shares on each of the third, fourth and fifth anniversary dates. The exercise price is $35.50, the closing price of the Common Stock on the NYSE on the date of grant

[4]

This restricted stock award was granted on July 14, 2008 and vests as to 25% of the shares on each of the first four anniversary dates. The awards were valued at $35.50 share, the closing price of the Common Stock on July 14, 2008. Dividends are paid on the restricted stock.

[5]

This restricted stock award was granted on December 30, 2008 and vests as to 25% of the shares on each of the first four anniversary dates. The awards were valued at $29.45 share, the closing price of the Common Stock on December 30, 2008. Dividends are paid on the restricted stock.

Each of Messrs. Mizel and Mandarich became entitled to receive 60,000 shares of restricted stock payable as of the date the Compensation Committee certified that the Performance Goal under the Performance-Based Plan had been achieved for 2008. See “Scope of Authority of Compensation Committee” and “Compensation Disclosure and Analysis—Annual Bonus” above. Accordingly, on February 5, 2009, the date of certification, each of Messrs. Mizel and Mandarich was granted this restricted stock award as part of the executive’s compensation for 2008. Each award vests as to 33-1/3% of the shares over three years, commencing on the third anniversary of the date of the award. Dividends are paid on the restricted stock. The grant date fair value of each award was $1,983,000.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table sets forth information with respect to all unexercised option and unvested restricted stock awards to our executive officers that were outstanding as of December 31, 2008. Options will become exercisable as to unvested shares and restricted stock will vest (restrictions will lapse) if the executive officer remains employed on the vesting date. The share amounts and option exercise prices in this table have been adjusted, as necessary, to reflect increases resulting from four 10% stock dividends and a 1.3 for 1 stock split previously declared by the Company.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Larry A. Mizel	432,575 196,625 151,500 31,200 31,200 31,200 30,000 30,000 - - - - - - -	- - 101,002 46,800 46,800 46,800 60,000 60,000 90,000 90,000 90,000 90,000 90,000 90,000 -	[1] [2] [2] [2] [3] [3] [4] [4] [5] [5] [6] [6]	$18.47 21.39 44.68 68.06 65.10 62.14 68.18 61.98 57.05 62.76 41.81 38.01 29.45 32.40 -	11/19/2011 11/18/2012 11/17/2013 11/22/2014 11/22/2014 11/22/2014 12/30/2015 12/30/2015 12/29/2016 12/29/2016 12/20/2017 12/20/2017 12/30/2018 12/30/2018 N/A	- - - - - - - - - - - - - - 60,000	[9]	$	- - - - - - - - - - - - - - 1,818,000

David D. Mandarich	207,575 196,625 151,500 31,200 31,200 31,200 30,000 30,300 - - - - - - -	- - 101,002 46,800 46,800 46,800 60,000 60,000 90,000 90,000 90,000 90,000 90,000 90,000 -	[1] [2] [2] [2] [3] [3] [4] [4] [5] [5] [6] [6]	$18.47 21.39 44.68 68.06 65.10 62.14 68.18 61.98 57.05 62.76 41.81 38.01 29.45 32.40 -	11/19/2011 11/18/2012 11/17/2013 11/22/2014 11/22/2014 11/22/2014 12/30/2015 12/30/2015 12/29/2016 12/29/2016 12/20/2017 12/20/2017 12/30/2018 12/30/2018 N/A	- - - - - - - - - - - - - - 60,000	[9]	$	- - - - - - - - - - - - - - 1,818,000

Christopher M. Anderson	- -	50,000 70,000	[7] [6]	$35.50 29.45	07/14/2018 12/30/2018	- - 25,000 5,093	[10] [11]	$ $	- - 757,500 154,318

Michael Touff	26,909 12,870 4,290 15,600 10,000 - - - - - -	- 8,580 2,860 23,400 20,000 30,000 30,000 30,000 - - - -	[1] [8] [2] [3] [4] [5] [6]	$18.47 44.68 44.80 59.18 61.98 57.05 38.01 29.45 - - -	11/19/2011 11/17/2013 12/12/2013 11/22/2014 12/30/2015 12/29/2016 12/20/2017 12/30/2018 N/A N/A N/A N/A	- - - - - - - - 303 219 370 1,018	[12] [13] [14] [11]	$ $ $ $	- - - - - - - - 9,181 6,636 11,211 30,845

Paris G. Reece III	121,121 55,055 43,071 36,400 23,334	- - - - -		$18.47 21.39 44.68 59.18 61.98	12/31/2009 12/31/2009 12/31/2009 12/31/2009 12/31/2009	- - - - -			- - - - -

[1]	This option vests as to 50% of the remaining shares on each of November 17, 2009 and 2010.

[2]	This option vests as to 33-1/3% of the remaining shares on each of November 22, 2009, 2010 and 2011.

[3]	This option vests as to 50% of the remaining shares on each of December 30, 2009 and 2010.

[4]	This option vests as to 33-1/3% of the shares covered thereby on December 29, 2009; and cumulatively as to an additional 33-1/3% on each of December 29, 2010 and 2011

[5]	This option vests as to 33-1/3% of the shares covered thereby on December 20, 2010; and cumulatively as to an additional 33-1/3% on each of December 20, 2011 and 2012.

[6]	This option vests as to 33-1/3% of the shares covered thereby on December 30, 2011; and cumulatively as to an additional 33-1/3% on each of December 30, 2012 and 2013.

[7]	This option vests as to 33-1/3% of the shares covered thereby on July 14, 2011; and cumulatively as to an additional 33-1/3% on each of July 14, 2012 and 2013.

[8]	This option vests as to 50% of the remaining shares on each of December 12, 2009 and 2010.

[9]	The restrictions on these shares lapse as to 33-1/3% of the shares on each of December 20, 2010, 2011 and 2012.

[10]	The restrictions on these shares lapse as to 25% of the shares on each of July 14, 2009, 2010 and 2011 and 2012.

[11]	The restrictions on these shares lapse as to 25% of the shares on each of December 30, 2009, 2010 and 2011 and 2012.

[12]	The restrictions on these shares lapse on December 30, 2009.

[13]	The restrictions on these shares lapse as to 50% of the shares on each of December 29, 2009 and 2010.

[14]	The restrictions on these shares lapse as to 33-1/3% of the shares on each of December 20, 2009, 2010 and 2011.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table provides additional information about value realized by executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	104,998	$1,930,552	-	-
David D. Mandarich	329,998	$6,404,320	-	-
Christopher M. Anderson	-	-	-	-
Michael Touff	40,730	$874,580	852	$7,304
Paris G. Reece III	28,314	$638,605	3,487	$14,607

PENSION BENEFITS AT DECEMBER 31, 2008

The following table shows, as of December 31, 2008, the present value of accumulated Retirement Benefits and Medical Insurance Benefits under the employment agreements of Mr. Mizel and Mr. Mandarich.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement	N/A	$8,051,813	N/A

David D. Mandarich	Employment Agreement	N/A	$7,578,120	N/A

Christopher M. Anderson	N/A	N/A	N/A	N/A

Michael Touff	N/A	N/A	N/A	N/A

Paris G. Reece III	N/A	N/A	N/A	N/A

For a description of the valuation method and the material assumptions used in quantifying the present value of the accumulated Retirement Benefits and the Medical Insurance Benefits, please see Note 7 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Also, for a description of the Retirement Benefits and the Medical Insurance Benefits, please see “Employment Agreements” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 31, 2008 termination date. The table excludes Mr. Reece in that he retired. Please see the narrative above under “Employment Agreements” and “Certain Other Change in Control Agreements” for a description of payments contemplated by these agreements.

Name	Benefit	Termination w/o Cause or Material Change			Change in Control		After Change in Control – Voluntary Termination[1] or w/o Cause			Voluntary Termination			Death			Disability
Larry A. Mizel	Severance Pay Ann. Incentive Comp. Stock/Option Vesting Health Care Benefits Retirement Benefit	$ $ $ $ $	3,000,000 0 1,875,600 188,408 21,408,106	[2] [3] [4] [5] [6]	$1,875,600	[4]	$ $ $ $ $	3,000,000 0 1,875,600 188,408 21,408,106	[2] [3] [4] [5] [6]	$ $	188,408 10,477,260	[5] [7]	$ $	40,266 8,424,728	[5] [6]	$ $	188,408 21,408,106	[5] [6]

David D. Mandarich	Severance Pay Ann. Incentive Comp. Stock/Option Vesting Health Care Benefits Retirement Benefit	$ $ $ $ $	2,490,000 0 1,875,600 188,408 22,119,012	[2] [3] [4] [5] [6]	$1,875,600	[4]	$ $ $ $ $	2,490,000 0 1,875,600 188,408 22,119,012	[2] [3] [4] [5] [6]	$ $	188,408 10,364,152	[5] [7]	$ $	40,266 7,923,456	[5] [6]	$ $	188,408 22,119,012	[5] [6]

Christopher M. Anderson	Severance Pay Bonus Payment Stock/Option Vesting Health Care Benefits	$ $ $	450,000 350,000 911,818	[8] [9] [10]	$956,618	[11]	$ $ $ $	450,000 350,000 956,618 17,434	[8] [9] [14] [15]

Michael Touff	Severance Pay Bonus Payment Stock/Option Vesting Health Care Benefits		$57,873	[10]	$77,073	[11]	$ $ $ $	706,558 353,280 77,073 12.969	[12] [13] [14] [15]

[1]

Following a change in control, Messrs. Mizel and Mandarich may elect to terminate their employment and receive the identified benefits. Following a change in control and a material event, Messrs. Anderson and Touff may elect to terminate their employment and receive the identified benefits.

[2]	Calculated as the aggregate base salary earned by the executive during the prior three years.

[3]

Under the executive’s employment agreement, this is calculated as of December 31, 2008 at 300% for Mr. Mizel and 200% for Mr. Mandarich of the “Annual Incentive Compensation” paid for 2007. No Annual Incentive Compensation was paid in 2007. If termination occurred in 2009, this amount would be $13,449,000 for Mr. Mizel and $8,966,000 for Mr. Mandarich. These amounts vary from year to year. See “Employment Agreements” above for a description of these provisions.

[4]

Amount is the value of unvested restricted stock at December 31, 2008 plus an amount representing the difference between MDC’s stock price at December 31, 2008 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. Under the executive’s Employment Agreement, the vesting of all options, dividend equivalents and other rights granted under equity incentive plans and any other Company plans would be accelerated so as to permit the executive to fully exercise all outstanding options and rights, if any, granted to the executive. In the event a change in control involves a two-tier tender offer, the Company would pay the executive (at the executive’s election) the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the executive new options with an equivalent value.

[5]

The amount shown is the total projected medical insurance benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to the executive at the time his employment agreement was signed. After the end of his employment term, as of the date the executive becomes totally disabled, as of the date of the executive’s termination without cause or upon the executive’s election to terminate his employment following a change in control, the Company will pay the medical insurance benefit for the duration of the executive’s life. The medical insurance benefit also provides comparable coverage for the executive’s spouse for duration of the executive’s life and, if she survives him, for an additional 60 months after his death.

[6]

The amount shown is the present value of the total projected retirement benefit obligation for the executive. For the specified events, the annual retirement benefit for Mr. Mizel and Mr. Mandarich is $2,000,000 and $1,881,000, respectively, payable in monthly installments beginning on the first day of the month following separation from service and continuing for the duration of the executive’s lifetime. In the event of death after the retirement benefit has commenced, the Company will continue to pay the retirement benefit to the executive’s beneficiary until five years after commencement of the benefit. If the retirement benefit has not commenced on the date of death, the benefit will commence to be paid to the executive’s beneficiary on the first day of the month following the date of death and will continue for five years.

[7]

The amount shown is the present value of the total projected retirement benefit obligation for the executive. In the event of a voluntary termination, the annual retirement benefit for Mr. Mizel and Mr. Mandarich is $700,000 and $581,000, respectively, and is payable in monthly installments beginning on the first day of the month following separation from service and continuing for the duration of the executive’s lifetime. In the event of death after the retirement benefit has commenced, the Company will continue to pay the retirement benefit to the executive’s beneficiary until five years after commencement of the benefit. If the retirement benefit has not commenced on the date of death, the benefit will commence to be paid to the executive’s beneficiary on the first day of the month following the date of death and will continue for five years.

[8]	Represents Mr. Anderson’s annual base salary as of December 31, 2008, which would be payable in the event of termination without cause or a change in control event.

[9]

Represents Mr. Anderson’s targeted annual bonus for 2008 of $200,000 in the form of cash and $150,000 in the form of restricted stock awards, which would be payable in the event of termination without cause or a change in control event.

[10]

Represents the value of all unvested restricted stock awards, which would become fully vested upon a termination by the Company without cause pursuant to the terms of the restricted stock award agreement.

[11]

Amount is the value of unvested restricted stock at December 31, 2008, plus an amount representing the difference between MDC’s stock price at December 31, 2008 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. If a change in control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the change in control so as to permit the employee fully to exercise all outstanding options and rights.

[12]	Calculated as two times Mr. Touff’s annual base salary as of December 31, 2008.

[13]

Calculated as two times the amount equal to Mr. Touff’s last regular annual bonus, provided that for purposes hereof such regular annual bonus amount shall not exceed 50% of Employee’s annual base salary at the rate in effect immediately before the change in control event.

[14]	Vesting occurs upon a change in control. See footnote 11 above.

[15]

If a change in control event occurs, the employee shall also be entitled to continue to participate in each of the Company’s employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the employee prior to the change in control event for a period of 12 months after the date of termination of employee’s employment. Amount represents the estimated cost of 12 months of benefits for each employee.

2008 DIRECTOR COMPENSATION

During 2008, each Director (excluding the Lead Director) who was not an officer of the Company (“non-employee Director”) was paid $4,000 per month as a retainer and $2,500 for attending the monthly Board meeting. Each respective Board committee member (also excluding the Lead Director) was paid $2,500 for attending each meeting of the Audit Committee, $2,000 for attending each meeting of the Compensation and the Corporate Governance/Nominating Committees, and $2,000 per month for service on the Legal Committee. The chairman of the Compensation Committee and the chairman of the Corporate Governance/Nominating Committee received a retainer (in addition to meeting fees) in the amount of $1,250 per month.

Mr. Kemper and Mr. Berman received a retainer of $2,000 per month during 2008 for services as directors of HomeAmerican. There were ten meetings of the HomeAmerican board during 2008. Mr. Kemper attended nine of the meetings and Mr. Berman attended all ten.

In consideration for performing all of the duties and responsibilities of the Lead Director, Mr. Buchwald received during 2008 monthly compensation of $27,500 in lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and committee meeting fees.

Pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, approved by the shareowners in 2001, each non-employee Director is granted options to purchase 25,000 shares of Common Stock annually. The options granted annually through 2008 are fully vested as of the date of grant. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of the Company’s non-employee Directors for the fiscal year ended December 31, 2008. The two Directors who are executive officers receive no compensation for serving as Directors in addition to the compensation received as executive officers.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)[1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Berman	$151,000	$263,595	N/A	N/A	$414,595
Steven J. Borick	$104,500	$263,595	N/A	N/A	$368,095
David E. Blackford	$140,000	$263,595	N/A	N/A	$403,595
Herbert T. Buchwald	$330,000	$263,595	N/A	N/A	$593,595
William B. Kemper	$163,500	$263,595	N/A	N/A	$427,095

1 Each non-employee Director was granted 25,000 options on October 1, 2008, vesting immediately, at an exercise price of $36.18 per share. The dollar amount shown for each Director is the amount related to stock option grants that was recognized for financial statement reporting purposes in 2008, in accordance with SFAS 123(R). Because the options granted were immediately vested, the full grant date fair value of each 2008 award ($263,595 per Director) was expensed immediately upon grant in 2008. For details on the assumptions used to calculate the fair value of options granted, see Note 15 “Stock Based Compensation” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. As of December 31, 2008, Messrs.Buchwald, Kemper, Blackford, Borick and Berman had outstanding option grants of 177,575; 132,500; 100,000; 100,000 and 75,000 shares, respectively.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be “filed” with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed “furnished” in the Company’s Annual Report on Form 10-K for 2008, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William B. Kemper, Chairman Michael A. Berman Herbert T. Buchwald

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2008: Michael A. Berman, Herbert T. Buchwald and William B. Kemper, Chairman. None of the committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a “related person” transaction since the beginning of 2008. During 2008, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filing.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP (“outside auditors”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2008 with the Company’s management, the outside auditors and the Company’s internal audit department. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence, and has discussed with the auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

AUDIT COMMITTEE

Herbert T. Buchwald, Chairman Michael A. Berman David E. Blackford William B. Kemper

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 5,437 square feet in the Company’s office building at 4350 S. Monaco Street is subleased by various affiliates of Mr. Mizel, for which they paid rent in 2008 to the Company of approximately $101,735.

During 2008, the Company paid a firm owned by Carol Mizel, Mr. Mizel’s spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company’s senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company’s office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $3,000.

Effective as January 1, 2005, and August 2, 2007, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into lease agreements for their non-business use of Company aircraft when the aircraft are not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each non-business use, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). Copies of the lease agreements have been filed with the SEC on Form 8-K and Form 10-Q. At the end of 2007, Mr. Mizel and Mr. Mandarich had credit balances of $31,000 and $16,000, respectively, deposited with the Company for future non-business aircraft use. During 2008, they deposited additional amounts with the Company, in advance, of $535,000 and $60,000, respectively. They each incurred $429,000 and $30,000, respectively, in actual lease payments for 2008. Accordingly, they each had a credit balance at the end of the year of $137,000 and $46,000, respectively. To the extent the fair market value charter rate of the aircraft exceeds the time share lease payments, income is imputed to the executive officer, who pays income taxes on the imputed income. In addition, when seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the executive officer, who pays federal income tax based on the SIFL rules of the Internal Revenue Service. The executive officers also pay the federal excise tax for the non-business use of the aircraft.

Christopher Mandarich, the son of David D. Mandarich, was employed by one of the Company’s subsidiaries as a regional president. In 2008, Christopher Mandarich was paid a salary of $66,923. Also in 2008, he received a performance bonus in the amount of $500,000 for fiscal year 2007. He left his employment in February 2008. Carol Mandarich, the sister of David D. Mandarich, was employed by one of the Company’s subsidiaries as a regional manager during 2008. Her employment terminated in December 2008. In 2008, she was paid a salary of $80,689 and, in 2009, she was paid severance of $32,652 and a performance bonus of $10,000, both for fiscal year 2008.

In the ordinary course of its business, HomeAmerican originates mortgage loans to Company employees. Mortgage loans originated for Company employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In December 2005, the son of Paris G. Reece III, who was an employee of one of the Company’s subsidiaries, purchased a Richmond American home for $269,065, on the same terms offered to the public, and obtained a mortgage loan in the amount of $215,000 from HomeAmerican, also on terms offered to the public. Mr. Reece was a co-borrower on the mortgage loan. In 2007, Mr. Reece quitclaimed any interest in the property and, in 2008, Mr. Reece’s son refinanced the loan with a third party. During 2008, the largest amount of principal outstanding was $215,000 and the amount of interest paid was $3,107.

Director David E. Blackford is the Chief Executive Officer of California Bank & Trust. That bank is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006, which is the Company’s homebuilding line of credit. In 2008, California Bank & Trust received interest and fees from the Company representing approximately 0.03% of the bank’s total revenue. Mr. Blackford has no direct or indirect material interest with respect to the Company’s homebuilding line of credit.

In 2007, the Company committed to contributing $1.0 million to the MDC/Richmond American Homes Foundation (the “Foundation”), a Delaware non-profit corporation that was incorporated on September 30, 1999. In February 2008, the Company contributed 26,932 shares of Common Stock to the Foundation in fulfillment of the 2007 commitment. No contributions were made for the 2008 fiscal year. The Foundation is a non-profit organization operated exclusively for charitable, educational and other purposes beneficial to social welfare within the meaning of Section 501(c)(3) of the Internal Revenue Code. The following Directors, former Director and/or officers of the Company are the trustees of the Foundation, all of whom serve without compensation:

Name	Title
Larry A. Mizel	Trustee, Chairman, President and Assistant Secretary
Steven J. Borick	Trustee
David D. Mandarich	Trustee, Vice President
Gilbert Goldstein	Trustee

The Foundation currently holds no Common Stock of the Company. The authority to vote all securities that the Foundation is entitled to vote is vested in the four member board of trustees and voting of the securities is determined by majority vote of the board of trustees. Accordingly, none of the trustees should be considered to beneficially own securities held by the Foundation. As permitted by the Foundation’s Bylaws, the Trustees have established an Investment Committee, consisting of Trustees Borick, Mandarich and Mizel, to supervise the finances of and make investment decisions for the Foundation in furtherance of its purposes. Also as permitted by the Bylaws, the Trustees have established a Donations Committee, consisting of Trustees Borick, Mandarich and Mizel, to supervise donations and make donation decisions for the Foundation in furtherance of its purposes.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our policies require that full information be disclosed regarding transactions with related persons, without mandating how such transactions are to be addressed, so that they may be considered on their own merits. Specifically, our Corporate Code of Conduct, in addressing conflicts of interest, notes that personal interests of our employees and Directors and their family members can sometimes come into conflict, or create the appearance of a conflict, with the Company’s interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company’s Asset Management Committees, or, for members of the Company’s Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

In addition, the Audit Committee’s charter provides for the Committee to be informed of related party transactions. In support of this and the Company’s SEC reporting requirements, the following written procedure has been adopted. Specifically, the Directors and executive officers are to report to the Company’s legal department all related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members.

PROPOSAL TWO

SHAREOWNER PROPOSAL REGARDING

CHAIRMAN AND CEO POSITIONS

The Company has received the following proposal from a shareowner. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of shares of Common Stock held by the shareowner proponent of this proposal promptly upon receipt of a written or oral request. The Company’s contact information is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237. The Company is not responsible for the contents of the proposal or the supporting statement, both of which are quoted verbatim in italics below.

RESOLVED: That stockholders of MDC Holdings,(“MDC” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of MDC. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chair.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Larry Mizel holds the positions of both Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of MDC require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at MDC, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel, and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrate that no matter how many independent directors there are on the Board, the Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST the foregoing shareowner proposal.

The Company agrees with the shareowner proponent that it is the responsibility of the Board of Directors “to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs.” However, the Company cannot agree with the contention that having an independent director as the Chairman of the Board “will enhance Board leadership at MDC, and protect shareholders.”

With the expectation of realizing a return on their investment and with an appreciation for the risks associated with the homebuilding business, our shareowners have invested in the fortunes of the Company, benefitting from the integrity, skill and experience of our Chairman and CEO, who founded our Company and has served for over 35 years. Our shareowners can rightly insist upon a Board that will provide, among other matters, an independent oversight of management with regard to the reasonableness of the business risks undertaken, the accuracy of management’s disclosures and the alignment of the CEO’s actions with the interests of the shareholders.

Article IV of our Bylaws provides that the Chairman is an officer of the Company and “shall be the Chief Executive Officer” of the Company. The Company’s Board of Directors believes that Mr. Mizel has provided effective leadership and guidance as the Chairman in the development of the Company’s risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves. As the CEO, he has efficiently conducted the business and affairs of the Company. The establishment of a structure that requires an independent non-management director to serve as Chairman would impair the Board’s ability to select the most qualified individual and would not be in the best interests of the Company.

It should be noted that, with regard to addressing its responsibility “to protect shareholders’ long-term interests by providing independent oversight of management,” the Board of Directors convenes on a monthly basis and is comprised of over a two-thirds majority of independent directors. This independent majority and our regulatory governance practices, including periodic executive sessions of the independent directors, provide a rigorous, effective and independent oversight of management, which we believe adequately addresses the concerns raised in the shareowner proposal.

In addition, the Board has designated an independent Lead Director with the authority and responsibility to preside at the executive sessions of the independent directors, and which authority also includes:

•	advising the Chairman as to an appropriate schedule of Board and Committee meetings;

•	providing the Chairman of the Board with input as to the preparation of the agendas and topics to be considered at the Board and Committee meetings;

•	coordinating the activities of the various Committees of the Board;

•	advising the Chairman as to the quality, quantity and timeliness of the flow of information from management; and

•	coordinating and developing the agenda for executive sessions of the Board’s non-management directors.

We believe that the Company has a governance structure that provides an appropriate balance between the need for dependable strategic leadership by our Chairman and CEO, and the oversight, objectivity and independence of the non-management directors.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST the shareowner proposal. Proxies will be voted AGAINST the shareowner proposal unless specified otherwise in the proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and Directors and certain beneficial owners of more than ten percent of the Company’s Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the SEC and furnish copies of those reports to the Company. Based solely upon a review of the copies of reports furnished to the Company and, in certain cases, written representations, the Company believes that during the year ended December 31, 2008, all such reports were filed on a timely basis.

PROPOSAL THREE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the Company’s consolidated financial statements for the year ended December 31, 2008. The Company’s audit engagement agreement with Ernst & Young LLP provides for that firm to perform audit services for the Company’s subsequent fiscal years based on the terms and conditions set forth in the agreement until either the Audit Committee or Ernst & Young LLP terminates the agreement. Each year, the Audit Committee negotiates the terms of the audit engagement agreement and the fees provided under that agreement. The Audit Committee anticipates that, as in prior years, the 2009 audit engagement agreement will not be finalized until mid-year.

The Audit Committee recommends approval of the selection of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2009, subject to negotiation of the 2009 audit engagement agreement on terms approved by the Audit Committee. Even if the selection is approved, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the fiscal year.

A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2008 and 2007 are set forth below:

	2008 Fees	2007 Fees
Audit Fees [1]	$994,502	$1,356,458
Audit-Related Fees [2]	-0-	-0-
Tax Fees [3]	61,651	15,755
All Other Fees [4]	-0-	1,616

Total Fees	$1,056,153	$1,373,829

[1]

Consists of fees and expenses for the audit of consolidated financial statements and SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with SEC filings.

[2]	Consists of fees and expenses for audits and accounting consultations in connection with potential transactions.

[3]	Consists of fees and expenses for tax consulting and return preparation services.

[4]	Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company’s auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full committee at the next scheduled meeting. The Audit Committee did not apply the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act in 2008 or 2007.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than the proposals set forth above. If you grant a proxy, each of the persons named as proxy holder, Christopher M. Anderson and Michael Touff, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holder will vote your proxy for such other candidate or candidates nominated by our Board.

SHAREOWNER PROPOSALS

Any proposal a shareowner desires to present at the 2010 Annual Meeting of Shareowners and to have included in the Company’s proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company not later than November 3, 2009. However, if the date of the 2010 Annual Meeting changes by more than 30 days from the date of the 2009 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the shareowners. If notice of any such proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by such date, then such proposal will not be described in the proxy statement for the 2010 Annual Meeting, it will be deemed untimely for purposes of Rule 14a-4 and Rule 14a-5 under the Securities Exchange Act of 1934 and the persons appointed as the Company’s proxies will have the right to exercise discretionary voting authority with respect to such proposal.

For shareowner proposals submitted outside the Rule 14a-8 process, the Company’s By-Laws provide that only business properly brought before a meeting will be conducted. For business to be properly brought before a meeting by a shareowner, the shareowner must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days’ notice or prior public disclosure of the date of such meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareowner’s notice to the Secretary shall set forth as to each matter the shareowner proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareowner proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareowner and (iv) any material interest of the shareowner in such business.

INCORPORATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement Note 7 and Note 15 to the Consolidated Financial Statements from Item 8 of its annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on February 10, 2009.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel Chairman of the Board

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

M.D.C. HOLDINGS, INC. 4350 SOUTH MONACO STREET, SUITE 500 DENVER, CO 80237

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MDCHD1                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

M.D.C. HOLDINGS, INC.	For Withhold		For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 3 AND “AGAINST” PROPOSAL 2. Vote on Directors 1. Election of Directors Nominees: 01) David E. Blackford 02) Steven J. Borick	☐	☐	☐
__________________________

Vote on Proposals	For Against Abstain

2. To vote on a shareowner proposal regarding the Chairman and CEO positions.	☐	☐	☐

3. To approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

4. To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

Yes	No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

M.D.C. HOLDINGS, INC.

ANNUAL MEETING OF SHAREOWNERS

MONDAY, APRIL 27, 2009

8:00 a.m., Mountain Time

4350 South Monaco Street

Denver, Colorado 80237

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be

Held on April 27, 2009: The Notice and Proxy Statement, Form 10-K and CEO letter are available at www.proxyvote.com

MDCHD2

M.D.C. HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF SHAREOWNERS — APRIL 27, 2009

The undersigned hereby appoints CHRISTOPHER M. ANDERSON and MICHAEL TOUFF, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2009 Annual Meeting of Shareowners and any adjournments or postponements thereof (the “Meeting”) and to vote as designated on the reverse side of this card, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Please, specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted “FOR” Proposals 1 and 3 and “AGAINST” Proposal 2.

(continued and to be marked, signed and dated on the other side)